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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FIBERTOWER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

To Our Stockholders:

        On behalf of our Board of Directors, we are pleased to invite you to attend the FiberTower Corporation 2008 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas, on Tuesday, June 3, 2008 at 8:30 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Please vote by internet or telephone proxy as described in the attached proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you at the meeting.

Sincerely,

Kurt J. Van Wagenen President and Chief Executive Officer

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

Notice of 2008 Annual Meeting of Stockholders
to be held June 3, 2008

        The 2008 Annual Meeting of Stockholders of FiberTower Corporation will be held at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas, on Tuesday, June 3, 2008 at 8:30 a.m., local time, for the following purposes:

        1.     To elect two members to our Board of Directors to serve in Class II with terms expiring at the 2011 annual stockholders meeting;

        2.     To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2008; and

        3.     To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

        The holders of record of the company's common stock at the close of business on April 21, 2008 are entitled to notice of and to vote at the meeting.

                      Sincerely,

                      Thomas A. Scott
                       Chief Financial Officer and Secretary

San Francisco, California

April 28, 2008

        Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date and sign the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

i

FIBERTOWER CORPORATION
185 Berry Street, Suite 4800
San Francisco, California 94107

PROXY STATEMENT
2008 Annual Meeting of Stockholders
to be held June 3, 2008

THE MEETING

Purpose, Place, Date and Time

        We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at our 2008 annual stockholders meeting or any adjournment or postponement of that meeting . The meeting will be held at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas, on Tuesday, June 3, 2008 at 8:30 a.m., local time, for the purposes set forth in the accompanying Notice of 2008 Annual Meeting of Stockholders. This proxy statement, and the accompanying proxy card and 2007 Annual Report on Form 10-K, are being first mailed or otherwise delivered to stockholders on or about May 5, 2008.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

        Holders of record of our common stock at the close of business on April 21, 2008, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on the record date, we had 151,324,672 shares of common stock outstanding. Each share of our common stock is entitled to one vote per share on each of the matters proposed.

        A quorum of stockholders is necessary for a valid meeting. A quorum is comprised of the holders of a majority of the outstanding shares of common stock, attending the meeting personally or represented by proxy.

  •
  Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but they will not be included in the number of votes cast on a matter. As a result, they will not be taken into account in determining the approval of any of the proposals to be considered at the meeting.

  •
  Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from the beneficial owners of the shares and no instructions are given. Brokers are permitted to vote on the election of directors and the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes with respect to the Proposals at this annual meeting.

        Elections for directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. The ratification of the appointment of the independent auditors requires approval by a majority of the votes cast on the proposal.

Voting of Proxies

        Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you vote instead by internet or telephone if possible, which saves us money.

        Shares Held of Record.    Stockholders with shares registered in their names at Computershare Investor Services, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.investorvote.com/FTWR, or by telephone by calling Computershare at 1-800-652-VOTE (8683). Proxies submitted through Computershare by internet or telephone must be received by 1:00 a.m. Central time on June 3, 2008. Giving a proxy will not affect your right to vote in person if you decide to attend the meeting.

        Shares Held in a Bank or Brokerage Account.    A number of banks and brokerage firms participate in a program (separate from that offered by Computershare) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through one of these programs must also be received by 1:00 a.m. Central time on June 3, 2008. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

        The internet and telephone proxy procedures are designed to authenticate stockholders' identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

  •
  by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        We will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

        At the meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of April 21, 2008 by (i) the Named Executive Officers ("NEOs") listed in the summary compensation table included in this report, (ii) each of our directors, (iii) all of our executive officers and directors as a group and (iv) each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of our outstanding common stock. As of April 21, 2008, there were 151,324,672 shares of FiberTower common stock outstanding. Unless otherwise indicated, the business address of each director and executive officer named below is c/o FiberTower Corporation, 185 Berry Street, Suite 4800, San Francisco, California 94107. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

        Beneficial ownership is determined by the rules of the Securities and Exchange Commission and includes voting or investment power of the securities. Shares of common stock subject to stock options or other rights to purchase which are now exercisable or are exercisable within 60 days after April 21, 2008 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these stock options or other rights, but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Name
	Number	Percent
Crown Castle Investment Corp.(1) 510 Bering Drive, Suite 600 Houston, Texas 77057	26,352,956	17.4%
Aspen Advisors LLC(2) 152 West 57th Street, 46th Floor New York, New York 10019	21,930,659	14.5%
Tudor Investment Corporation and affiliates(3) 1275 King Street Greenwich, Connecticut 06831	14,240,434	9.2%
OZ Management, L.L.C. and affiliates(4) 9 West 57th Street, 39th Floor New York, NY 10019	12,652,385	8.4%
TCS Capital and affiliates(5) 888 Seventh Avenue, Suite 1504 New York, New York 10019	11,959,025	7.9%
Solus Alternative Asset Management LP(6) 430 Park Avenue, 9th Floor New York, New York 10022	11,495,458	7.2%
Michael K. Gallagher	—	—
Kurt J. Van Wagenen	875,000	*
Thomas A. Scott(7)	949,166	*
Ravi Potharlanka(8)	793,679	*
Michael Finlayson(9)	361,678	*
Ferdi Schell(10)	635,293	*

John D. Beletic(11)	293,808	*
Bandel Carano	9,235	*
Randall A. Hack(11)	187,823	*
John P. Kelly(12)	26,352,956	17.4%
John B. Muleta(13)	107,222	*
Darryl L. Schall	—	—
Steven D. Scheiwe	74,838	*
Neil Subin	74,838	*
All executive officers and directors as a group (15 persons)(14)	31,053,785	20.3%

*
Less than 1.0%

(1)
This information is based on a Schedule 13D filed on September 8, 2006 by Crown Castle International Corp. ("Crown Castle"), and Crown Castle Investment Corp. ("Crown Castle Investment"), a wholly-owned subsidiary of Crown Castle. Crown Castle Investment holds 26,352,956 shares of our common stock. Crown Castle expressly disclaims beneficial ownership of the shares held by Crown Castle Investment, except to the extent that it has a pecuniary interest in Crown Castle Investment. Crown Castle and Crown Castle Investment may be deemed to have shared voting and dispositive power over such shares.

(2)
This information is based on a Schedule 13D (Amendment No. 9) filed on June 21, 2006 by Aspen Partners Series A, a series of Aspen Capital Partners, LP ("Aspen Partners"), Aspen Capital LLC ("Aspen Capital"), Aspen Advisors LLC ("Aspen Advisors"), EnterAspen Limited ("EnterAspen"), and Nikos Hecht and a Form 4 filed on December 3, 2007. Of the 21,930,659 shares beneficially owned by Aspen Advisors, (i) 12,856,919 shares are held by Aspen Partners and (ii) 9,073,740 shares are held by private client accounts of Aspen Advisors, including EnterAspen. Aspen Advisors, as investment manager for Aspen Partners and its private clients, has (i) voting power over the shares held by Aspen Partners and the private clients and (ii) dispositive power over (A) all shares held by Aspen Partners and the private clients (excluding EnterAspen) and (B) 431,666 shares held by EnterAspen. As the general partner of Aspen Partners, Aspen Capital may be deemed to have shared voting and dispositive power over the shares held by Aspen Partners. Each of Aspen Partners, Aspen Capital, Aspen Advisors and Mr. Hecht have shared voting and dispositive power over the 12,856,919 shares beneficially owned by Aspen Partners. Aspen Partners and Aspen Capital disclaim any beneficial interest in the shares owned by the accounts managed by Aspen Advisors. Mr. Hecht, as the managing member of, and the owner of a majority of the membership interest in, Aspen Advisors and Aspen Capital may be deemed to be the controlling person of Aspen Advisors and Aspen Capital and, through Aspen Capital, Aspen Partners. EnterAspen is the beneficial owner of 8,302,186 shares of common stock. EnterAspen has sole dispositive power with respect to 7,870,520 shares of our common stock but otherwise shares dispositive power with respect to the remaining 431,666 shares beneficially owned by it with Aspen Advisors, the investment manager for EnterAspen. EnterAspen shares voting authority with respect to the 8,302,186 shares beneficially owned by it with Aspen Advisors. Mr. Hecht, as the managing member of Aspen Advisors and Aspen Capital, may be deemed to be the beneficial owner of the shares of common stock held by EnterAspen.

(3)
Tudor Investment Corporation ("TIC") is the Trading Advisor, Investment Adviser, and General Partner, respectively, for (i) The Tudor BVI Global Portfolio L.P. ("BVI Portfolio"), (ii) The Raptor Global Portfolio Ltd. ("Raptor Portfolio"), and (iii) The Altar Rock Fund L.P. ("Altar Rock"). Paul Tudor Jones II and James J. Pallotta each own an interest in TIC. Of the 14,240,434 shares of common stock reported as beneficially owned (i) 3,326,286 shares (including 876,958 shares receivable upon conversion of convertible notes) are owned by BVI Portfolio, (ii) 10,848,619 shares (including 2,741,852 shares receivable upon conversion of convertible notes) are owned by Raptor Portfolio, and (iii) 65,529 shares are owned by Altar Rock. Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of our common stock owned by each of such reporting persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of our common stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC responsible for investment decisions with respect to the shares of our common stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of our common stock deemed beneficially owned by TIC. Mr. Pallotta expressly disclaims such beneficial ownership. Mr. Schall, one of our directors, is employed by TIC.

(4)
This information is based on a Schedule 13G (Amendment No. 2) filed on February 14, 2008 by OZ Management, LP ("OZ"), Och-Ziff Holding Corporation, Och-Ziff Capital Management Group LLC, Daniel S. Och, and OZ Master Fund, Ltd. ("OZMD"). OZMD has sole voting and dispositive power over the 12,297,053 shares that it holds. OZ, as the principal investment manager to a number of investment funds and discretionary accounts (including OZMD), has sole voting and dispositive power over 12,652,385 shares of our common stock. Mr. Och, as the Senior Managing Member of OZ, may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the shares beneficially owned by OZ.

(5)
This information is based on a Schedule 13G (Amendment No. 4) filed on February 14, 2008 by TCS Capital GP, LLC ("TCS GP") and Eric Semler. TCS GP (as the general partner of TCS Capital Investments, L.P., TCS Capital II, L.P. and TCS Capital L.P.) has sole voting and dispositive power over 11,625,025 shares of our common stock. TCS Select GP, LLC ("TCS Select GP"), as the general partner of TCS Select, L.P., beneficially owns 334,000 shares of our common stock. Mr. Semler, as manager of TCS GP and TCS Select GP, has sole voting and dispositive power over 11,959,025 shares.

(6)
This information is based on a Schedule 13G filed on February 14, 2008 by Solus Alternative Asset Management LP ("Solus"). Solus had the power to vote or direct the voting of, and the power to dispose or direct the disposition of, an aggregate of 11,495,458 shares of our common stock, of which 2,750,000 shares were held as common stock and the remainder were held as notes which were convertible into 8,745,458 shares of our common stock at the discretion of Solus.

(7)
Includes 266,666 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(8)
Includes 84,032 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(9)
Includes 256,666 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(10)
Includes 335,293 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(11)
Includes 112,985 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days.

(12)
Includes 26,352,956 shares held by Crown Castle Investment. Mr. Kelly is President and Chief Executive Officer of Crown Castle Investment and is a director and President and Chief Executive Officer of Crown Castle, which is the sole stockholder of Crown Castle Investment, and, as such, may be deemed to be an indirect beneficial owner of the reported securities. Except to the extent of any indirect pecuniary interest therein, Mr. Kelly and Crown Castle disclaim beneficial ownership of the securities beneficially owned by Crown Castle Investment.

(13)
Includes 60,000 shares subject to options that are currently exercisable or will be exercisable within 60 days.

(14)
Includes (i) 26,352,956 shares of common stock owned by Crown Castle Investment Corp., of which Mr. Kelly is President and CEO; (ii), 192,000 shares of common stock beneficially owned by Joseph M. Sandri, who is current an executive officer but is not an NEO for 2007; and (iii) 146,249 shares subject to options that are currently exercisable or will be exercisable within 60 days that are beneficially owned by Joseph M. Sandri.

GENERAL INFORMATION

Introductory Note regarding the First Avenue/FiberTower Merger

        On August 29, 2006, First Avenue Networks, Inc., which we refer to in this proxy statement as First Avenue, completed its merger with FiberTower Network Services Corp. FiberTower Network Services Corp. was formerly known as FiberTower Corporation, and we refer to that company in this proxy statement as Old FiberTower. This merger, which we refer to in this proxy statement as the First Avenue/FiberTower merger, was governed by an Agreement and Plan of Merger, dated May 14, 2006, among First Avenue, Marlin Acquisition Corporation and Old FiberTower.

        First Avenue, as the surviving entity of the First Avenue/FiberTower merger, changed its name to FiberTower Corporation and our common stock continues to be listed on the Nasdaq Global Market under the symbol "FTWR" (previously the First Avenue stock traded under the symbol "FRNS"). The First Avenue/FiberTower merger brought together the Federal Communications Commission ("FCC") area-licensed spectrum of First Avenue with the existing Old FiberTower point-to-point network model and customer contracts, which we believe enables us to (1) increase customer penetration among the top wireless carriers, (2) lower operational risk associated with building networks, and (3) effectively deploy capital. The First Avenue/FiberTower merger was accounted for as a "reverse acquisition." As a result, all financial information and statements prior to the First Avenue/FiberTower merger included in this report reflect only the financial results of Old FiberTower on a historical basis after applying the First Avenue/FiberTower merger exchange ratio to historical share-related data. All financial information and financial statements subsequent to the First Avenue/FiberTower merger include the historical results of operations of Old FiberTower and the results of operations of First Avenue from the effective date of the First Avenue/FiberTower merger.

Board of Directors

        Our board of directors currently consists of nine persons, three Class I directors with terms expiring at the 2010 annual meeting of stockholders, three Class II directors with terms expiring at the 2008 annual meeting of stockholders, and three Class III directors with terms expiring at the 2009 annual meeting of stockholders. There is no family relationship between any director and any other director or executive officer.

  Board and Committee Meetings

        In connection with the completion of the First Avenue/FiberTower merger, the board of directors appointed John D. Beletic to serve as our Executive Chairman. In addition, the board of directors has determined that each of Messrs. Carano, Hack, Kelly, Muleta, Schall, Scheiwe and Subin is deemed to be an independent director as that term is defined under the rules of The Nasdaq Stock Market. During 2007, our board of directors held 8 meetings. During 2007, each director attended at least 75% of the meetings of the board and at least 75% of the meetings of each committee on which he served.

        Although we do not have a policy with regard to directors' attendance at annual meetings of stockholders, we encourage directors to attend our annual meetings. Messrs. Gallagher and Beletic attended our 2007 annual meeting of stockholders.

  Stockholder Communications

        We have established procedures for our security holders to communicate directly with our board of directors on a confidential basis. Security holders who wish to communicate with our board of directors or with a particular director may send a letter to our board of directors c/o the Corporate Secretary of FiberTower Corporation at 185 Berry Street, Suite 4800, San Francisco, California 94107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Security Holder-Board

Communication" or "Security Holder-Director Communication." All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the directors addressed. If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is "confidential." The Corporate Secretary will then forward such communication, unopened, to the Chairman of the Board.

  Committees of the Board

        Our board of directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each as described below.

Audit Committee

        The Audit Committee assists the board of directors in monitoring and overseeing (1) our accounting and financial reporting processes and the audit of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee engages the independent accountants to audit our financial statements and perform services related to the audit. The Audit Committee also reviews the scope and results of the audit with the accountants, reviews our quarterly and year end operating results with management and the accountants, and considers the adequacy of internal accounting procedures and controls. Members of the Audit Committee must be independent in accordance with the listing requirements of the Nasdaq Stock Market. The Audit Committee has adopted a written charter governing the Committee's responsibilities. A copy of this charter is available on the Investor Relations portion of our website at www.fibertower.com.

        In 2007, Randall Hack, Darryl Schall and Steven Scheiwe served on the Audit Committee, with Mr. Schall serving as Chairman of the Committee. The board of directors has determined that Mr. Schall is an "audit committee financial expert" under the rules and regulations of the SEC and has accounting or related financial management expertise as those terms are defined in the rules of the Nasdaq Stock Market. The board has also determined that each of Messrs. Hack, Schall and Scheiwe is financially literate and sophisticated as those terms are defined in the rules of the Nasdaq Stock Market. The Audit Committee held 17 meetings in 2007.

  Report of the Audit Committee of the Board of Directors

        The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114. In addition, the audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007.

                      Audit Committee of the Board of Directors
                      Darryl Schall, Chairman
                      Randall Hack
                      Steven Scheiwe

Compensation Committee

        The Compensation Committee has responsibility for reviewing the performance of our executive officers and approving the compensation of our executive officers. The Compensation Committee also administers and makes grants under our Stock Incentive Plan. In 2007, John P. Kelly and Neil Subin served on the Compensation Committee, with Mr. Kelly serving as Chairman of the Committee. The Compensation Committee held six meetings in 2007. The Compensation Committee has adopted a written charter governing the Committee's responsibilities. A copy of this charter is available on the Investor Relations portion of our website at www.fibertower.com.

  Executive Compensation Report of the Compensation Committee

        The Compensation Committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

                      Compensation Committee
                      John P. Kelly, Chair
                      Neil Subin

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee has responsibility for (1) identifying and reviewing director candidates, (2) recommending the director nominees for the next annual meeting of stockholders, (3) assessing and monitoring, with the involvement of the board, the performance of the board, (4) recommending board committee members and (5) reviewing corporate governance issues and practices of the company. The Committee also considers nominees recommended by stockholders in accordance with the policy set forth under "—Director Nominating Process" below. Members of the Nominating and Corporate Governance Committee are independent in accordance with the listing requirements of the NASDAQ Stock Market. In 2007, Bandel Carano, Randall Hack and John Muleta served on the Nominating and Corporate Governance Committee, with Mr. Hack serving as Chairman of the Committee. The Nominating and Corporate Governance Committee held one meeting in 2007. The Nominating and Corporate Governance Committee has adopted a written charter governing the Committee's responsibilities. A copy of this charter is available on the Investor Relations portion of our website at www.fibertower.com.

  Director Nominating Process

        The Nominating and Corporate Governance Committee of our board of directors carries out our nominating process, including identifying and evaluating individuals qualified to become members of the board and recommending nominees for the annual meeting of stockholders. We do not currently pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the board of directors. The Nominating and Corporate Governance Committee considers such factors as it deems appropriate to assist in developing a board of directors and committees that are diverse in nature and comprised of experienced and seasoned advisors, including, a candidate's independence, depth of experience and availability, the balance of the business interests and experience of the incumbent or nominated directors, diversity (including factors such as race, gender or experience), and the need for required expertise on the board of directors or one of its committees.

        The Nominating and Corporate Governance Committee annually assesses the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the board of directors determines a need to add a new director with specific qualifications or to fill a vacancy on the board, the Nominating and Corporate Governance Committee will then initiate a search, working with staff support and seeking input from other directors and senior management. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the board of directors will then be identified. The Nominating and Corporate Governance Committee will then prioritize the candidates and determine if other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, the Nominating and Corporate Governance Committee and the Chief Executive Officer will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the whole board of directors for final evaluation.

        The Nominating and Corporate Governance Committee will consider for nomination to the board of directors persons recommended by stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of our outstanding shares of common stock for at least one year ("Nominating Stockholder") prior to the date the Nominating Stockholder submits such candidate for nomination as a director. A Nominating Stockholder or group of Nominating Stockholders may submit only one candidate to the Nominating and Corporate Governance Committee for consideration. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting board nominees. To be considered in the Nominating and Corporate Governance Committee's selection of board nominees, recommendations from stockholders must be received by the Secretary of the company in writing by a date not later than the 120th calendar day before the anniversary of the mailing date of the proxy statement for the previous year's annual meeting. Recommendations should identify as to the stockholder giving notice and for each person the stockholder proposes to recommend as a nominee to the board (1) the name, address and number shares of common stock beneficially owned by the Nominating Stockholder; (2) a representation that the Nominating Stockholder meets the ownership requirements and will continue to meet them through the annual meeting date; (3) a description of all relationships, arrangements or understandings (written or oral) between or among the Nominating Stockholder and the candidate; (4) all information regarding the candidate that we would be required to disclose in a proxy statement; (5) confirmation that the candidate is independent; (6) consent of the candidate to be named as a nominee and to serve as a director if nominated and elected; (7) consent of the Nominating Stockholder to be named as the source of the nomination; and (8) a representation that if elected the candidate will (i) represent all stockholders in accordance with applicable laws and our certificate of incorporation, bylaws and other policies, (ii) comply with all rules, policies or requirements generally applicable to non-employee directors, and (iii) upon request, complete and sign a customary Directors and Officers Questionnaire.

Executive Officers

        The following sets forth information with respect to our executive officers (except for Mr. Beletic and Mr. Van Wagenen, whose biographical information is set forth below under "Proposal 1—Election of Directors"):

  Thomas A. Scott, age 32

        Mr. Scott served as our co-President from January 21, 2008 through April 9, 2008 on an interim basis and has served as our Chief Financial Officer, Treasurer and Secretary since March 2006. Mr. Scott served as our Vice President, Business Development and Finance from October 2005 through March 2006. From November 2004 through October 2005, he served as Acting President and Acting Chief Operating Officer of Teligent, Inc. From January 2002 until October 2005, Mr. Scott was the managing director of TAS Advisors, LLC, a communication consulting firm. From 1999 until January 2002, he served as Senior Director, Corporate Development for Winstar Communications, Inc. Mr. Scott holds a B.A. degree and a M.B.A. degree from the University of Virginia.

  Ravi Potharlanka, age 40

        Mr. Potharlanka served as our co-President on an interim basis from January 21, 2008 through April 9, 2008 and was appointed as our Chief Operating Officer in January 2008. Mr. Potharlanka served as our Senior Vice President—Operations from the date of the First Avenue/FiberTower merger to January 2008 and served as President of Market Operations with Old FiberTower from September 2003 through the date of the First Avenue/FiberTower merger. Prior to that, he served as Old FiberTower's VP of Market Operations and VP of Strategic Partnerships between August 2001 and August 2003. From August 1997 to July 2001, Mr. Potharlanka served in various capacities at Teligent, a fixed wireless CLEC (or competitive local exchange carrier) company, most recently as Vice President of International Market Development. Prior to that, from August 1991 to December 1995, he served as Director of Product and Technology Development at Nextel Corporation and as Manager of Technology Development at Airtouch. Mr. Potharlanka holds a B.E. degree in Electrical Engineering from Regional Engineering College, Trichy (India), a M.S. degree in Electrical Engineering from the University of California, Davis, and a M.B.A. degree from Harvard Business School

  Joseph M. Sandri, Jr., age 44

        Mr. Sandri has served as our Senior Vice President—Government and Regulatory since the completion of the First Avenue/FiberTower merger. Mr. Sandri served as Senior Vice President, and President of First Avenue Networks Solutions, Inc., a First Avenue subsidiary, from May 2005 through the date of the First Avenue/FiberTower merger. From December 2004 to May 2005, he served as President for IDT Spectrum, Inc, a fixed wireless carriers' carrier. He also served as Senior Vice President of Winstar Government Solutions, Inc., an IDT Corporation subsidiary, from April 2004 to May 2005. From December 2001 to May 2005 he also served as Senior Vice President & Regulatory Counsel of Winstar Communication LLC, an IDT Corporation subsidiary. From January 1996 to December 2001 he served as Regulatory Counsel of Winstar Communications, Inc., first as Assistant Vice President until his promotion to Senior Vice President in December 2001. From 1992 to 1995 he served in private practice as a telecommunications attorney for Keller & Heckman, LLP. Mr. Sandri holds a B.S. degree from the University of Maryland, a J.D. degree from the Catholic University Columbus School of Law, and certification from the Institute for Communications Law Studies in Washington, D.C.

  Michael Finlayson, age 41

        Mr. Finlayson has served as our Senior Vice President—Technology since February 2007. Prior to that, he served as our Vice President of Technology. Before joining us, Mr. Finlayson served as Senior Technical Consultant for Flarion Technologies where he was responsible for technical consulting worldwide, including the deployment and testing of 3G/4G mobile broadband networks for major cellular operators across the U.S., Europe and Asia. Prior to that, Finlayson held technical management roles for Shasta Networks, culminating in his most recent role there as Midwest Engineering Manager, where he managed the testing and implementation of Shasta's broadband service platform for U.S. carriers. Prior to his tenure with Shasta Networks, Mr. Finlayson held engineering and management positions with Wellfleet Communications (now Bay Networks). Michael Finlayson began his career in networking at the University of Buffalo, where he also attended.

  Ferdi Schell, age 54

        Mr. Schell currently serves as our Senior Vice President—Systems. Mr. Schell served as Vice President—National Operations and Chief Information Officer of Old FiberTower from June 2001 through the date of the First Avenue/FiberTower merger. Prior to joining Old FiberTower, from September 1993 to December 2000, Mr. Schell worked with BC Tel Mobility, a cellular telecommunications company, as Vice President of Engineering and Operations and Telus Communications, a telecommunications company, as Vice President of Planning and Engineering. Mr. Schell holds a B.S. degree in Engineering Physics and a M.B.A. degree from University of British Columbia. Mr. Schell also holds a Diploma of Technology in Telecommunications from the British Columbia Institute of Technology.

Code of Ethics

        Our board of directors has adopted a Corporate Code of Business Conduct and Ethics applicable to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. A copy of the code is available on the Investor Relations portion of our website at www.fibertower.com. Any waivers of the code for directors or executive officers must be approved by the board.

Certain Relationships and Related Transactions

        The following information regarding certain transactions with directors, officers and holders, either of record or beneficially, of more than five percent of our common stock does not include information for any period during which such person or entity, as the case may be, was not an officer, director or five percent holder. As provided in the Audit Committee's written charter, it is our policy that the Audit Committee review all transactions between the company and any related parties or affiliates.

        A company controlled by Mr. Subin, who is currently a member of our board of directors, periodically serves as a consultant to Aspen Advisors LLC regarding its investments, including its holdings in FiberTower. Aspen Advisors beneficially holds 14.5% of our common stock.

        Crown Castle Investment Corp. ("Crown Castle Investment") which owns approximately 17.4% of our outstanding stock, leases its communications facilities to FiberTower. During the year ended December 31, 2007, we paid Crown Castle Investment approximately $2.1 million under these leases. Crown Castle Investment also entered into an exclusivity agreement under which Crown Castle Investment agreed not to compete directly with us as a provider of backhaul services and not to invest in other entities in 20 designated markets. Crown Castle Investment's President and Chief Executive Officer, John P. Kelly, and a former Crown Castle Investment board member, Randall A. Hack, serve on our board of directors.

Director Compensation

        The following table sets forth the compensation awarded to, earned by, or paid to our non-management directors for 2007.

Director Compensation for Fiscal Year 2007

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Bandel Carano(4)	—	—	—	—	—
Randall A. Hack	$65,500	$85,000	—	—	$150,500
John P. Kelly(4)	—	—	—	—	—
John Muleta	$32,000	$85,000	—	—	$117,000
Darryl Schall(4)	—	—	—	—	—
Steven Scheiwe	$57,500	$85,000	—	—	$142,500
Neil Subin	$38,000	$85,000	—	—	$123,000

(1)
Compensation paid to Michael K. Gallagher and John D. Beletic for their services as executive officers are shown in the Summary Compensation Table; neither received additional compensation for services as a director.

(2)
Represents the dollar amount recognized for restricted stock grants for financial reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", which is equal to the grant date fair value of such grants. Because such restricted stock grants vested on the day following the date of grant and are therefore no longer restricted, none of our non-employee directors held any shares of restricted stock on December 31, 2007.

(3)
As of December 31, 2007, Mr. Hack held 112,985 stock options and Mr. Muleta held 60,000 stock options.

(4)
Messrs. Carano, Kelly and Schall have declined to receive compensation for board services.

        Our director cash compensation policy for our non-employee directors provides that each non-employee director receives an annual retainer of $20,000 per year (which is paid quarterly). The chairperson of the Audit Committee receives an additional $10,000 per year (which is paid quarterly), and the director currently serving in this capacity has chosen to waive compensation for his services on the board. The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional $5,000 per year (which is paid quarterly), and the director currently serving as chairman of the Compensation Committee has chosen to waive compensation for his services on the board. Non-employee directors also receive $1,500 for each board meeting and committee meeting attended. In addition, all directors receive reimbursement of expenses incurred in attending meetings.

        Our Stock Incentive Plan also provides for annual grants of restricted stock to each non-employee director on the date of the first regularly scheduled meeting of the board of directors in each calendar year. Under the plan, each non-employee director receives a number of shares of restricted stock equal in value to $85,000 (measured by the fair market value on the date of grant). Such restricted stock grants vest on the day following the date of grant.

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of the executive officers named in the Summary Compensation Table for 2007, whom we refer to as our Named Executive Officers or NEOs, should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

  Introduction

        Our named executive officers, or NEOs, for 2007 were Michael K. Gallagher, our Chief Executive Officer and President; Thomas A. Scott, our Chief Financial Officer; Ravi Potharlanka, our Chief Operating Officer; Michael Finlayson, our Senior Vice President—Technology; Ferdi Schell, our Senior Vice President—Systems; and John D. Beletic, our Executive Chairman.

        In January 2008, Mr. Gallagher resigned as our President, Chief Executive Officer and a member of our board of directors. Following Mr. Gallagher's resignation, Mr. Potharlanka was appointed as Co-President and Chief Operating Officer, and Mr. Scott was appointed as Co-President and maintained his position as Chief Financial Officer. In April 2008, Kurt J. Van Wagenen was appointed as our President and Chief Executive Officer. The section below titled "—2008 Compensation Framework—Executive Compensation Policies for 2008" lists our current executive officers and their 2008 base salaries and target bonuses.

  Compensation Decision Making Process

  Compensation Committee Authority

        The compensation of our executive officers is administered by the Compensation Committee of our board of directors, which is composed of two members, John P. Kelly and Neil Subin. Mr. Kelly became the Chairman of the Compensation Committee upon joining our board of directors in August 2006.

        Our board of directors appoints the members of the Compensation Committee and delegates to the committee the direct responsibility for, among other matters, approving the compensation arrangements for our executive officers, issuing the compensation committee report on executive compensation for inclusion in our annual proxy statement, and otherwise overseeing and advising the board of directors on the adoption of policies that govern our compensation programs, including our stock and benefit plans. The principal responsibilities and functions of the committee are, among other matters, to:

  •
  review the performance of the Chief Executive Officer, or CEO, and executive management;

  •
  review and approve CEO goals and objectives, evaluate CEO performance in light of these corporate objectives, and set CEO compensation levels consistent with company philosophy;

  •
  approve the salaries, bonus and other compensation for all executive officers, provided that as to the CEO the committee will recommend appropriate salary, bonus and other compensation to the board of directors for approval;

  •
  review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the board of directors; and

  •
  review and make recommendations concerning long-term incentive compensation plans, including making and authorizing grants, in accordance with the terms of those plans.

        Our board of directors has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Stock Market, the Securities and Exchange Commission rules and the relevant securities laws, and that each member is an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee held six meetings and acted by written consent three times. Our Compensation Committee has held two meetings so far during 2008.

  Role of Compensation Experts

        Pursuant to its charter, the Compensation Committee is authorized to retain outside counsel or other experts or consultants as it deems appropriate. The committee did not retain the services of a compensation consultant to design, review or evaluate our executive compensation arrangements for 2007 or prior to that time. Instead, for 2007, the committee considered the following factors, among other matters, in determining compensation levels for our NEOs:

  •
  the qualifications, skills and experience level of the respective NEO;

  •
  the position, role and responsibility of the respective NEO in the company; and

  •
  the general business and particular compensation experience and knowledge of the committee's members gained through more than 50 years of combined experience working in and with public companies in similar industries as our NEOs.

  Role of Our Executive Officers in the Compensation Process

        Mr. Gallagher was actively involved in providing recommendations to the committee in its evaluation and design of 2007 compensation programs for our NEOs, including the recommendation of individual compensation levels for NEOs other than himself. Mr. Gallagher relied on his personal experience serving in the capacity of executive officer and director of other public companies as well as publicly available information for comparable compensation guidance. Mr. Gallagher did not provide this specific information to the committee, but rather used it as the basis for his own recommendations to the committee. However, Mr. Gallagher was not present during committee deliberations and voting pertaining to the determination of his own compensation.

        In addition, John D. Beletic, our Executive Chairman, was also actively involved in providing recommendations to the company's board of directors regarding compensation matters. Mr. Beletic relied on his personal experience serving in the capacity of executive officer, director and chairman of the compensation committee of other public companies. He also spoke informally with representatives of compensation consultants and others, who were not formally retained or compensated by the committee, regarding general information regarding compensation practices. Mr. Beletic used this information to form the basis for his recommendations to the committee. Other than Messrs. Gallagher and Beletic, no other executive officer assumed an active role in the evaluation, design or administration of 2007 executive officer compensation programs.

  Executive Officer Compensation Strategy and Philosophy

        Our executive officer compensation strategy has been designed to attract and retain highly qualified executive officers and to align their interests with those of our investors by linking significant components of executive officer compensation with the achievement of specific business and strategic objectives and our overall financial performance. We seek to employ executive officers who are entrepreneurially driven, and accordingly, we offer a compensation package that places a significant amount of their compensation at risk by providing a substantial part of compensation in the form of equity incentives. The conservation of cash resources for use in growing our business has been an objective in designing our compensation arrangements.

        We have designed our executive compensation arrangements to be competitive with comparable employers and to align management's incentives with the long-term interests of our stockholders. Our compensation decision making process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among the following components:

  •
  base salaries;

  •
  annual cash incentive awards; and

  •
  long-term equity incentive compensation.

        We consider long-term equity incentive compensation to be the most important element of our compensation program for executive officers. We expect our executive management team not only to significantly increase stockholder value of our company but also to significantly expand our business within the next several years. We believe that meaningful equity participation by each executive officer is the primary motivating factor that will result in significant increases in value and growth.

        It has been our philosophy that optimal alignment between stockholders and executive officers is best achieved by providing a significant amount of total compensation in the form of equity comprised of both stock options and restricted stock. Accordingly, we have designed total compensation programs for our NEOs to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that are economically equivalent to typical programs available for comparable executive officers in similarly situated public companies. Although we did not retain a compensation consultant for 2007, we, based on the collective experience of our Compensation Committee and others, believe that the cash components of our NEO compensation are comparable to the median compensation levels that may be offered by similar companies and that the long-term equity component of our NEO compensation is greater than similar companies. The committee determined compensation levels that it concluded were appropriate based on the general business and particular compensation experience and knowledge of its members gained from working with public companies.

        Our 2007 incentive compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives. We believe that the attainment of these specific financial objectives assist in the fulfillment of our strategic objectives, including the following:

  •
  to increase stockholder value;

  •
  to grow our company in an efficient manner; and

  •
  to conserve and optimally utilize cash resources for the future growth of our business.

Elements of Compensation

  Base Salaries

        The base salaries of our NEOs are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. Adjustments in base salary are based on an evaluation of individual performance, our company-wide performance and the individual executive's contribution to our performance. The only NEO who received an increase from his 2006 annual base salary for 2007 was Ferdi Schell. Certain of our NEOs have received an increase from their 2007 annual base salary in 2008. Please see "—2008 Compensation Framework—Executive Compensation Policies for 2008" below for information regarding 2008 annual base salaries and target bonus amounts for our current executive officers.

  Annual Cash Incentive Awards

        Our NEOs participated in a cash bonus program in 2007. The Summary Compensation Table below sets forth the amounts of the cash bonuses earned by each NEO in 2007 in the column "Non-Equity Incentive Plan Compensation." The purpose of the cash bonuses is to create financial incentives that are aligned with the overriding objective of increasing stockholder value. The 2007 cash bonus awards were earned based on the achievement of defined financial targets and specific non-financial objectives established for each of our NEOs.

        In January 2007, we established non-financial performance objectives for each of our executive officers. These performance objectives included new sales measurements, sites deployed, T-1s added to billing, capital expenditures per site, expenses and quality measurements. These objectives and the associated performance levels that were established represented the factors that the board deemed most important and which, if achieved, would likely result in an increase in stockholder value. The specific targeted performance levels, including the non-financial targets, were determined with reference to our 2007 budget, which we used to manage our day-to-day business and were determined by our Compensation Committee and board of directors as representing an aggressive level of growth and financial performance for us in 2007. Each officer had a target level of bonus.

        See "Grants of Plan-Based Awards" below for the target amounts that could have been received by each NEO under the cash bonus program for 2007. The 2007 cash bonus program did not provide for any minimum amount of bonus for any of the NEOs.

  Long-Term Incentive Compensation

        Overview.    We currently administer long-term incentive compensation awards through our Stock Incentive Plan, which provides for the issuance of both stock options and restricted stock. The purpose of our Stock Incentive Plan is to promote the interests of the company and our stockholders by encouraging our employees, directors and officers to acquire or increase their equity interest in us, thereby encouraging them to work toward our continued growth and success. Pursuant to the terms of the merger agreement with Old FiberTower, we also assumed Old FiberTower's Stock Option Plan for the purpose of administering Old FiberTower options that had been exchanged for options to purchase shares of our common stock pursuant to the merger agreement. However, no additional grants have been made under Old FiberTower's Stock Option Plan since the completion of the merger, and grants under that plan have been discontinued.

        Historically, we have awarded stock options as the primary form of equity compensation. We selected this form because of the favorable accounting and tax treatment and the expectation by key employees in our industry that they would receive stock options. In connection with the merger, our Stock Incentive Plan was amended to allow grants of restricted stock. We have determined a mix of stock options and restricted stock is the best way to attract, retain and motivate our employees and officers. We believe long-term incentive packages for our executive officers should be composed of a greater proportion of options to restricted stock than the packages of our employees on average because of the greater decision-making authority the executive officers hold. Stock option and restricted stock awards vest in accordance with vesting schedules determined by our Compensation Committee.

        Our equity compensation strategy is for the total equity compensation of all directors, officers and employees that vests each year to total 1.3% to 1.9% of the fully diluted stock of the company. New employee grants of stock options typically vest 25% on the anniversary of the hire date and 1/48th per month thereafter. New employee restricted stock grants typically vest over four years at a rate of 10%, 20%, 30% and 40% on the four anniversary dates of the grant. For executive officers, who are potentially subject to Section 280G excise taxes on a change of control, restricted stock grants typically vest at a rate of 25% per year. In 2008, we adjusted the vesting schedule for new restricted stock grants to all of our employees to typically vest at a rate of 25% per year.

        As of December 31, 2007, the following table lists the number of stock options and restricted shares outstanding as of December 31, 2007 that will vest each year from 2008 through 2011 and the percentage this equity represents of the 156,361,593 fully diluted shares outstanding as of December 31, 2007 (consisting of 146,241,963 shares issued and outstanding, 7,240,075 shares subject to outstanding stock options and 2,879,555 shares subject to outstanding warrants, but excluding shares issuable upon conversion of our convertible notes).

	Shares Subject to Options or Restricted Stock as of 12/31/07	Percentage of Fully Diluted Shares as of 12/31/07
Vested as of 12/31/07	4,681,263	2.99%
Vesting in 2008	2,504,542	1.60%
Vesting in 2009	2,229,180	1.43%
Vesting in 2010	2,476,375	1.58%
Vesting in 2011	1,279,914	0.82%
Total outstanding as of 12/31/07	9,584,635	6.13%

        2007 Long-Term Equity Incentive Awards.    In 2007, we did not issue any long-term equity incentive awards to any of our NEOs.

        In February 2008, we entered into letter agreements with Mr. Scott and Mr. Potharlanka pursuant to which we agreed to make a restricted stock grant to such executive of 250,000 shares of common stock of the Company, which shall vest as to 166,667 shares on January 1, 2010 and 83,333 shares on January 1, 2011 if such executive remains employed by us as our Chief Financial Officer or Chief Operating Officer, respectively, on each such date. In addition, we also made restricted stock grants in February 2008 to certain of our executive officers pursuant to our Stock Incentive Plan. Mr. Scott and Mr. Potharlanka each received a restricted stock grant of 250,000 shares of common stock of the Company, and Mr. Schell received a restricted stock grant of 150,000 shares of common stock of the Company, which in each instance shall vest as to 25% on each anniversary of December 15, 2007, with vesting commencing on December 15, 2008.

        In April 2008, in connection with the appointment of Mr. Van Wagenen as our President and Chief Executive Officer, we granted to Mr. Van Wagenen (i) a restricted stock grant of 875,000 shares of common stock of the Company, which shall vest as to 25% on each anniversary of the grant and (ii) an option to purchase up to 1,125,000 shares of common stock of the Company at an exercise price of $1.43 (the fair market value of the Company's common stock on the date of the grant), which options shall vest and become exercisable as to 25% on the first anniversary of the grant and 1/48 of the total grant each month thereafter.

        Stock Option Practices.    We have awarded all stock options to purchase our common stock to executive officers at or above the fair market value of our common stock at the grant date, based on the closing market price of our common stock on the date of the grant (or, with respect to options granted by Old FiberTower prior to the merger, based on the Old FiberTower board's determination of the fair market value of the common stock of Old FiberTower on the date of grant).

  Perquisites and Other Benefits

        We annually review the perquisites and other personal benefits that our executive officers receive. See the Summary Compensation Table below for the amounts attributable to each of the NEOs for these benefits provided in 2007. We did not provide any perquisites to our NEOs during 2007.

        On January 1, 2007 we discontinued matching contributions to conform with the Old Fiber Tower 401(k) plan. We also maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental, vision and term life insurance plans. The medical, dental and vision benefit plans require the employee to pay a portion of the premium, with the company paying the remainder. We pay premiums in full for the term life insurance plans. These benefits are offered on the same basis to all employees.

  Stock Ownership Requirements

        We do not currently have any policy or guidelines that require a specified ownership of our common stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. See "Outstanding Equity Awards at Fiscal Year-End 2007" for information regarding outstanding options and restricted stock awards held by our NEOs and "Security Ownership of Certain Beneficial Owners and Management" for information regarding shares of our common stock beneficially owned by our NEOs.

  2008 Compensation Framework—Executive Compensation Policies for 2008

        Below we summarize the significant steps we have taken to date with respect to establishing compensation elements for 2008 and beyond.

        At the beginning of 2008, the Compensation Committee began an evaluation of the objectives, design, elements and process for establishing executive officer compensation with the intention of adopting changes for 2008 that would be appropriate for the company. The following are new or modified policies that the committee has adopted or determined to adopt for 2008:

  •
  Subject to further review upon changed circumstances, we have established 2008 base salaries and target bonus amounts for our executive officers, which we believe to be appropriate given the stage of the company, as set forth in the table below:

Executive Officer(1)	2008 Base Salary	2008 Target Bonus
Kurt J. Van Wagenen	$350,000	$262,500
Thomas A. Scott	$250,000	$125,000
John D. Beletic	$150,000	—
Ravi Potharlanka	$250,000	$125,000
Michael Finlayson	$200,000	$80,000
Joseph M. Sandri, Jr.	$235,000	$117,500
Ferdi Schell	$200,000	$80,000

    (1)
    Mr. Gallagher resigned as President, Chief Executive Officer and Director effective as of January 21, 2008. Pursuant to the terms of his employment agreement, we paid Mr. Gallagher accrued salary, bonus and paid time off through the date of his resignation, and we incurred additional expenses of approximately $120,000 for salary and benefits for the 120 day notice period provided in his employment agreement.

  •
  We determined to provide the next scheduled "refresh" equity grants to our executive officers at the first regularly scheduled board meeting in 2008, with vesting commencing in December 2008; and

  •
  We determined that our equity compensation strategy is for the total equity compensation of all directors, officers and employees that vests each year to total 1.3% to 1.9% of the fully diluted stock of the company.

  Tax Implications of Executive Compensation

        Our aggregate deductions for each NEO's compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. At our 2007 NEO compensation levels, we did not believe that Section 162(m) of the Internal Revenue Code would be applicable, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our NEOs in 2007.

  Accounting Implications of Executive Compensation

        Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. Consequently, we began recording non-cash stock compensation expense in our financial statements for stock options granted during fiscal 2006 and thereafter. In our financial statements, we utilized the prospective method under SFAS No. 123(R) to calculate non-cash compensation expense. However, in the Summary Compensation Table below and the Director Compensation Table above, we used SFAS No. 123(R)'s modified prospective method as required by the SEC's regulations. The non-cash stock compensation expense for stock options that we grant is generally recognized ratably over the requisite vesting period. We continue to believe that stock options and restricted stock are essential components of our compensation strategy, and we intend to continue to offer these awards in the future.

Executive Compensation

        The following table sets forth the aggregate compensation awarded to, earned by, or paid during 2007 to our NEOs. Please see "Compensation Discussion and Analysis" above for a narrative description of the elements of compensation shown below and material factors affecting compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus			Stock Awards(1)			Option Awards(1)		Non-Equity Incentive Plan Compensation(2)			All Other Compensation			Total

Michael K. Gallagher President and Chief Executive Officer	2007 2006	$ $	343,438 350,000		— —		$ $	1,157,285 397,062	(3)	$ $	880,804 6,531,847	$ $	215,011 139,409			— —		$ $	2,596,538 7,418,318

Thomas A. Scott Senior Vice President and Chief Financial Officer	2007 2006	$ $	196,250 185,000		— —		$ $	385,762 132,354		$ $	296,760 764,714	$ $	116,764 81,180		$	— 2,363	(4)	$ $	995,536 1,165,611

Ravi Potharlanka(5) Senior Vice President and Chief Operating Officer	2007 2006	$ $	196,154 63,846	$	— 25,000	(6)	$ $	289,855 99,265		$ $	208,394 80,898	$ $	57,190 22,107			— —		$ $	751,593 291,116

Michael Finlayson Senior Vice President Technology	2007 2006	$ $	196,250 170,512	$	— 20,000	(7)	$ $	270,033 92,648		$ $	207,494 1,154,215	$ $	104,362 68,906		$	— 2,000	(4)	$ $	778,139 1,508,281

Ferdi Schell(5) Senior Vice President Systems	2007 2006	$ $	174,577 53,120		— —		$ $	385,762 132,354		$ $	204,361 84,917	$ $	47,183 16,692		$	— 10,645	(8)	$ $	811,883 297,728

John D. Beletic Executive Chairman	2007 2006	$ $	147,187 51,731		— —		$ $	1,205,373 876,071		$	— 137,423		— —	(9)	$	— 656	(4)	$ $	1,352,560 1,065,881

(1)
Note that amounts reported with respect to stock and option awards in the table above may differ from the amounts reported in our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2007 and 2006. The calculation of the amounts of stock-based compensation related to restricted stock and option awards reported in the above table is different than the calculation of the amounts under U.S. GAAP for financial statement reporting purposes in that estimated forfeitures related to service-based vesting conditions considered under SFAS No. 123(R) (which would reduce the compensation reported in the financial statements) is disregarded for purposes of this table. If an NEO fails to perform the requisite service and forfeits an award, the associated amount of compensation cost disclosed in this table will be deducted (reported as a negative amount) in this table in the period in which the award is forfeited. In addition, because the First Avenue/FiberTower merger was accounted for as a "reverse acquisition," all financial information and statements prior to the merger included in our 2006 Form 10-K reflect only the financial results of Old FiberTower on a historical basis after applying the merger exchange ratio to historical share-related data. As a result, the amounts reported for stock and option awards for 2006 in the table above may not correspond to our consolidated financial statements included in our 2006 Form 10-K with respect to amounts expensed by First Avenue Networks, Inc. prior to the merger.

(2)
Represents amounts paid under our cash bonus program.

(3)
As a result of Mr. Gallagher's resignation in January 2008, his stock award compensation cost was reversed by $393,347 in January 2008 related to the cancellation of his unvested restricted shares.

(4)
Represents 401(k) matching contributions. Effective January 1, 2007, we ceased making matching contributions.

(5)
Compensation reported for Messrs. Potharlanka and Schell which commenced August 29, 2006, the commencement of the First Avenue/FiberTower merger, included the bonus program payout in the second half of 2006. This award spanned the period from July 1, 2006 to December 31, 2006.

(6)
Represents a discretionary bonus paid to Mr. Potharlanka under the CEO Leadership Bonus program.

(7)
Represents a signing bonus paid to Mr. Finlayson in connection with his hiring in February 2006.

(8)
Represents payments to Mr. Schell to adjust for the effects on his salary of exchange rate differences.

(9)
Mr. Beletic is not eligible to participate in our cash bonus program pursuant to the terms of his employment agreement.

  Employment Agreements

  Michael K. Gallagher

        Effective upon the completion of the merger in August 2006, we entered into a new employment agreement with Mr. Gallagher. The agreement provided that Mr. Gallagher's term of employment as President and Chief Executive Officer would expire on September 7, 2006, subject to an automatic extension for additional one-year terms unless either party provided at least thirty (30) days prior notice of a non-extension or the agreement was otherwise terminated. The agreement provided, among other things, that we would pay him a base annual salary of $350,000 plus an annual bonus with a target of $175,000.

        Pursuant to Mr. Gallagher's agreement, Mr. Gallagher was also granted an option to purchase 800,000 shares of our common stock, 25% of which began vesting on the first anniversary of the date of grant and 1/48th of the total grant were scheduled to vest monthly thereafter. Additionally, Mr. Gallagher was granted 600,000 shares of restricted stock. The restricted stock began vesting as to 25% of the total shares on August 29, 2007, and were scheduled to vest ratably on each of August 29, 2008, 2009 and 2010. Pursuant to the agreement, upon his termination of employment other than for cause or his resignation under certain circumstances (including his failure to continue in his position of Chief Executive Officer), Mr. Gallagher would be entitled to receive payment of one year of his base salary plus his annual target bonus in effect on the date of termination and acceleration of the number of shares subject to his outstanding options and restricted stock which would have vested during the one year period following his termination had he continued in the employment of the combined company. If Mr. Gallagher were terminated for disability, he would be entitled to payment of one year of his base salary plus his annual target bonus. Moreover, Mr. Gallagher would be entitled to 100% vesting acceleration of his stock options and restricted stock upon the six-month anniversary of a change of control, or, if his employment after such event is terminated without cause prior to such six-month anniversary. Additionally, the agreement required Mr. Gallagher to maintain the confidentiality of confidential information, to assign certain rights in our intellectual property to us, and to comply with certain non-compete and nonsolicitation restrictions while employed by us and for a period of time thereafter. Severance payments would be conditioned on Mr. Gallagher executing a general release of claims in favor of the combined company.

        As mentioned above, Mr. Gallagher resigned effective January 21, 2008. Pursuant to the terms of Mr. Gallagher's employment agreement, we paid Mr. Gallagher his earned salary and accrued bonus, accrued and unused vacation and accrued salary for a period of 120 days after his notice of resignation.

  Kurt J. Van Wagenen

        On April 9, 2008 Mr. Van Wagenen entered into an executive employment agreement with FiberTower. Mr. Van Wagenen's employment agreement provides for an original term of three years with automatic one-year extensions unless either party provides notice that the agreement is not to be extended. Pursuant to the agreement, Mr. Van Wagenen received, among other things, (i) a base annual salary of $350,000, subject to annual increases at the Board's sole discretion, and a bonus payment to be determined by the Board, where such bonus payment in 2008 may not exceed 150% of Mr. Van Wagenen's base salary, (ii) a restricted stock grant under FiberTower's Stock Incentive Plan of 875,000 shares that will vest as to 25% of the total grant on each of the first, second, third and fourth anniversary of the date of the Agreement and (iii) an option to acquire up to 1,125,000 shares of FiberTower's common stock under FiberTower's Stock Incentive Plan at an exercise price of $1.43, the fair market value of FiberTower's common stock on the date of the grant, with such options vesting as to 25% of the total grant on the first anniversary of the date of the Agreement and 1/48 of the total grant each month thereafter.

        In addition, FiberTower and Mr. Van Wagenen may terminate his employment agreement at any time upon giving notice to the other party. If FiberTower terminates the agreement other than for "Cause" or if Mr. Van Wagenen terminates for "Good Reason" (as such terms are defined in the agreement), FiberTower will pay Mr. Van Wagenen certain severance payments as outlined in the agreement. In addition, if a "Change of Control" occurs (as such term is defined in the Agreement), all of his unvested stock options and restricted stock shall accelerate and become vested and exercisable upon certain conditions as outlined in his Agreement.

        Mr. Van Wagenen also entered into a separate letter agreement with FiberTower on April 9, 2008. Pursuant to the agreement, we agreed to pay Mr. Van Wagenen (i) a cash signing bonus of $666,667 on

April 9, 2010 if he is still employed by as our Chief Executive Officer on such date and (ii) an additional cash signing bonus of $333,333 on April 9, 2011 if he continues to remain so employed on such date.

  John D. Beletic

        We have entered into an employment agreement with John D. Beletic, our Executive Chairman that became effective upon the completion of the merger. The employment agreement provides that Mr. Beletic will be a one-third part-time employee and provides for an annual base salary of $150,000 without a bonus and a restricted stock grant of 300,000 shares of our common stock. Such shares of restricted stock vest 25% at the six-month anniversary of the consummation of the merger and then in six (6) equal quarterly installments, subject to Mr. Beletic's continued service with us. In the event Mr. Beletic's position as Executive Chairman is terminated without cause prior to August 29, 2008, or we undergo a change of control, then subject to the execution of a release, Mr. Beletic's unvested restricted stock would immediately vest and our repurchase option would immediately lapse.

  Joseph M. Sandri, Jr.

        On May 12, 2005, we entered into an employment agreement with Mr. Sandri, which expired on May 12, 2007. Mr. Sandri's employment agreement provided, among other things, that we will pay him a base annual salary of $235,000 plus an annual bonus with a target of $117,500 conditioned upon certain performance objectives being met. Under the terms of his employment agreement, Mr. Sandri also received a signing bonus of $312,500 in connection with his commencement of employment. In the event Mr. Sandri's employment is terminated without cause prior to expiration of its two-year term, Mr. Sandri is entitled to payment of the remainder of his base salary and annual bonus as if he had remained employed through such two year term. Additionally, Mr. Sandri has agreed to maintain the confidentiality of "confidential information", to assign certain rights in our intellectual property to us, and to comply with certain non-compete and non-solicitation restrictions while employed by us and for a one year period of time thereafter.

  Special Retention Bonus Packages

        On February 11, 2008, we entered into letter agreements with Mr. Scott, and Mr. Potharlanka, pursuant to which we agreed (i) to pay such executive a cash retention bonus of $666,667 on January 1, 2010 and an additional cash retention bonus of $333,333 on January 1, 2011 if he remains employed by us as our Chief Financial Officer or Chief Operating Officer, respectively, on each such date and (ii) to make a restricted stock grant to such executive of 250,000 shares of our common stock, which shall vest as to 166,667 shares on January 1, 2010 and 83,333 shares on January 1, 2011 if he remains employed by us as our Chief Financial Officer or Chief Operating Officer, respectively, on each such date.

        The letter agreements also provide that in the event that (i) a Change of Control, as defined in the agreement, occurs, (ii) we terminate the executive's employment without Cause, as defined in the agreement, or (iii) the executive terminates his employment with Good Reason, as defined in the agreement, any amounts not yet paid pursuant to the agreement shall become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement shall become fully vested.

  Stock Incentive Plan

        Since its adoption in 2001, our stock incentive plan has been used for the grant of stock options for purposes of retaining or recruiting employees, officers, directors and consultants, and rewarding and providing incentives for individual performance. We believe that our stock incentive plan will enhance long-term stockholder value by offering opportunities to our officers, employees, directors and consultants to acquire a proprietary interest in us, thereby more closely aligning their interests with those of our stockholders. Our stock incentive plan will terminate on December 20, 2011.

        Our stock incentive plan provides for the grant of awards to our or our subsidiaries' employees, directors, officers and consultants. Awards under the stock incentive plan may consist of restricted stock or incentive or non-qualified stock options to acquire shares of our common stock. Incentive stock options may be granted only to employees. By making grants of restricted stock and stock options under our stock incentive plan, we seek to attract, retain and motivate our employees and other persons to devote their best efforts to our business and financial success.

        25,506,668 shares of our common stock are authorized for issuance under our stock incentive plan. In addition, our stock incentive plan includes an "evergreen" provision that provides for annual increases in the number of shares available for issuance under the plan on each anniversary of the completion date of the merger (August 29, 2006) during the remaining term of the plan. The annual increase in the number of shares will be equal to the lesser of (i) 1.5% of the number of shares of our common stock outstanding at the time immediately prior to the date of increase, and (ii) a lesser number of shares determined by our board of directors. In addition, the number of shares for which incentive stock options may be granted under our stock incentive plan may not exceed in the aggregate 233,145,880 shares of common stock (subject to adjustment as provided in the plan).

  Terms of Stock Options

        Stock options granted under the stock incentive plan may be either incentive stock options, as defined in the Code, or non-qualified stock options. Subject to a maximum stock option term of five years, the Compensation Committee will determine the terms of stock options. Stock options granted under the plan may not be transferred except at death. Except in the case of substitute stock options, the exercise price of each stock option will not be less than 100% of the fair market value of the stock upon the date of the stock option grant.

        In the event of (i) any offer to holders of our common stock generally relating to the acquisition of all or substantially all of their shares, or (ii) any proposed transaction generally relating to the acquisition of substantially all of our assets or business, the board of directors may cancel any outstanding stock options and pay or deliver to the holder thereof an amount in cash or securities having a value equal to the product of (x) the number of shares of common stock that, as of the date of the consummation of such transaction, the holder of such stock option had become entitled to purchase (but had not purchased) multiplied by (y) the amount, if any, by which the formula or fixed price per share paid to such holders of shares of common stock pursuant to such transaction exceeds the stock option price applicable to such stock option shares.

        Generally, if a stock option holder's service relationship with us terminates other than by death or disability, any unvested stock options granted under our stock incentive plan that are then held by the option holder will expire and any vested portion will remain exercisable for one month. If a stock option holder's service relationship with us terminates due to death or disability, any unvested stock options granted under our stock incentive plan that are then held by the stock option holder will expire and any vested portion will remain exercisable for an additional one year.

        Certain provisions of the stock incentive plan apply only to certain executive officers and are intended to comply with Section 162(m) of the Code, including an annual limit of $1,000,000 on the number of shares with respect to stock options that may be granted under the stock incentive plan in any calendar year.

  Terms of Restricted Stock

        The committee may grant shares of restricted stock to any employee, director or consultant. Restricted stock is stock which is subject to a substantial risk of forfeiture, which we refer to as "unvested" restricted stock, and non-transferable until the restrictions lapse. The committee may determine what restrictions apply to the stock and when the restrictions of one award may differ from those of any other award. If for any reason the restrictions imposed by the committee are not met at the end of the restricted period, the stock will be forfeited by the participant and reacquired by the company. Unless otherwise provided in the grant, holders of restricted stock will have the right to vote the shares, receive dividends and all other rights of our stockholders. Generally, the restricted stock will be held in escrow by the company until the restrictions lapse.

Grants of Plan-Based Awards for Fiscal Year 2007

        No stock or option awards were issued to our NEOs in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold	Target	Max

Michael K. Gallagher		—	$175,000	$293,125

Thomas A. Scott		—	$75,000	$125,625

Ravi Potharlanka		—	$75,000	$125,625

Michael Finlayson		—	$75,000	$125,625

Ferdi Schell		—	$66,750	$111,806

John D. Beletic(1)

(1)
Mr. Beletic is not eligible to participate in our cash bonus program pursuant to the terms of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested(1)

Michael K. Gallagher	1,500,000 266,665	0 533,335	(2)	$ $	7.00 7.74	9-07-10 8-29-11	450,000	(3)	$1,026,000

Thomas A. Scott	100,000 50,000 88,888	0 0 177,779	(2)	$ $ $	7.00 7.93 7.74	12-12-10 1-30-11 8-29-11	150,000	(4)	$342,000

Ravi Potharlanka	16,926 33,081 8,635 0	29,622 0 0 150,000	(5) (6)	$ $ $ $	0.86 4.68 4.68 7.74	7-19-14 5-5-16 5-5-16 8-29-11	150,000	(7)	$342,000

Michael Finlayson	175,000 62,222	0 124,445	(2)	$ $	7.92 7.74	2-22-11 8-29-11	105,000	(4)	$239,400

Ferdi Schell	114,020 38,006 22,773 4,307 113,492 13,043 13,043 0	0 0 0 0 19,379 0 0 178,000	(5) (8)	$ $ $ $ $ $ $ $	0.17 0.17 0.40 0.40 0.86 4.68 4.68 7.74	9-12-11 6-4-12 7-21-13 1-19-14 7-19-14 5-5-16 5-5-16 8-29-11	150,000	(4)	$342,000

John D. Beletic	30,405 30,405 52,175	0 0 0		$ $ $	0.86 0.86 4.68	1-20-14 1-24-15 5-05-16	112,500	(9)	$256,500

(1)
Determined by multiplying the $2.28 closing market price of our common stock on December 31, 2007 by the number of shares in the prior column.

(2)
The options began vesting as to 25% on August 29, 2007 and the remainder vest monthly over a period of 36 months in equal monthly installments.

(3)
Mr. Gallagher's unvested stock awards at December 31, 2007 will not vest as a result of his resignation in January 2008.

(4)
The shares of restricted stock vested as to 25% on August 29, 2007, and will vest ratably on August 29, 2008, 2009 and 2010.

(5)
The options began vesting as to 25% on July 19, 2005 and the remainder vest monthly over a period of 36 months in equal monthly installments.

(6)
The options are scheduled to vest in equal monthly installments over a period of 30 months beginning July 28, 2008.

(7)
The shares of restricted stock are scheduled to vest 33.3% on August 29th of each year beginning with August 29, 2008.

(8)
The options are scheduled to vest in equal monthly installments over a period of 24 months beginning December 31, 2008.

(9)
37,500 shares vested on February 29, 2008 and 37,500 shares are scheduled to vest on each of May 29, 2008 and August 29, 2008.

Option Exercises and Stock Vested for Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael K. Gallagher	—	—	150,000	$556,500

Thomas A. Scott	—	—	50,000	$185,500

Ravi Potharlanka	38,082	$130,605	—	—

Michael Finlayson	—	—	35,000	$129,850

Ferdi Schell	—	—	50,000	$185,500

John D. Beletic	—	—	234,923	$1,027,625

Potential Payments Upon Termination or Change-in-Control

        Kurt J. Van Wagenen.    Pursuant to our executive employment agreement with Mr. Van Wagenen, if (i) we terminate his employment without Cause, as defined in the agreement, or (ii) he terminates his employment with Good Reason, as defined in the agreement, we shall be required to (a) pay his annual salary earned but not paid through the date of termination, (b) pay for any vacation time earned but not used through the date of termination, (c) pay any bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination; (d) pay a pro-rated bonus for year in which the termination occurs; (e) pay for any business expenses incurred by the Executive but un-reimbursed on the date of termination; (f) pay all obligations due to Mr. Van Wagenen pursuant to his separate letter agreement with us; (g) the sum of his annual salary at the rate in effect on the date of termination and his target bonus (such sum payable in approximately equal installments at our regular paydays for our executives during the period from the date of termination through the one-year anniversary thereof; and (h) pay Mr. Van Wagenen that portion of the premiums towards his family health and dental insurance policies that we were paying to him immediately prior to his termination for the period from the date of termination through the one-year anniversary thereof. In addition, we will cause to become vested any unvested shares of restricted stock and unvested stock options which would have vested by passage of time during the period from the date of termination through the one-year anniversary thereof, had the Executive remained in the employ of the Company during that period.

        In the case of a Change of Control, as defined in Mr. Van Wagenen's executive employment agreement, if (i) he has not been terminated by us without Cause, as defined in the agreement, in the six months following such Change of Control and (ii) if he has not resigned for Good Reason, as defined in the agreement, in the six months following such Change of Control, then any unvested shares of restricted stock and unvested stock options would become vested and exercisable six months following the Change of Control and any payments due to Mr. Van Wagenen pursuant to his separate letter agreement would become due and payable six months following the Change of Control.

        Thomas A. Scott.    Pursuant to our letter agreement dated February 11, 2008 with Mr. Scott, if (i) a Change of Control, as defined in the agreement, occurs, (ii) we terminate his employment without Cause, as defined in the agreement, or (iii) he terminates his employment with Good Reason, as defined in the agreement, any amounts not yet paid pursuant to the agreement shall become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement shall become fully vested. Mr. Scott received 250,000 shares of restricted stock under this agreement. As of December 31, 2007, Mr. Scott held 150,000 shares of unvested restricted stock, which were subject to accelerated vesting in certain circumstances. Mr. Scott currently holds 650,000 shares of unvested restricted stock, of which 250,000 are subject to the terms of the letter agreement and the remaining 400,000 unvested restricted shares are subject to accelerated vesting in certain circumstances. The market value of such restricted stock on December 31, 2007, if he held such stock, would have been $1,482,000 (determined by multiplying the $2.28 closing market price of our common stock on December 31, 2007 by 650,000 shares of restricted stock).

        Ravi Potharlanka.    Pursuant to our letter agreement dated February 11, 2008 with Mr. Potharlanka, if (i) a Change of Control, as defined in the agreement, occurs, (ii) we terminate his employment without Cause, as defined in the agreement, or (iii) he terminates his employment with Good Reason, as defined in the agreement, any amounts not yet paid pursuant to the agreement shall become immediately due and payable and any unvested shares of restricted stock granted pursuant to the agreement shall become fully vested. Mr. Potharlanka received 250,000 shares of restricted stock under this agreement. As of December 31, 2007, Mr. Potharlanka held 150,000 shares of unvested restricted stock, which were subject to accelerated vesting in certain circumstances. Mr. Potharlanka currently holds 650,000 shares of unvested restricted stock, of which 250,000 are subject to the terms of the letter agreement and the remaining 400,000 unvested restricted shares are subject to accelerated vesting in certain circumstances. The market value of such restricted stock on December 31, 2007, if he held such stock, would have been $1,482,000 (determined by multiplying the $2.28 closing market price of our common stock on December 31, 2007 by 650,000 shares of restricted stock).

        John D. Beletic.    Under our employment offer letter agreement with Mr. Beletic, if Mr. Beletic's employment as Executive Chairman is terminated without cause prior to August 29, 2008, or we undergo a change of control, then subject to the execution of a release, Mr. Beletic's unvested restricted stock would immediately vest and our repurchase option would immediately lapse. As of December 31, 2007, Mr. Beletic held 112,500 shares of restricted stock. If Mr. Beletic had been terminated without cause on December 31, 2007, the market value of such restricted stock that would have been subject to accelerated vesting would have been approximately $256,500 (determined by multiplying the $2.28 closing market price of our common stock on December 31, 2007 by 112,500 shares of restricted stock).

Executive Compensation Report of the Compensation Committee

        The Compensation Committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

                      Compensation Committee
                      John P. Kelly, Chair
                      Neil Subin

Compensation Committee Interlocks and Insider Participation

        None of the directors who served on the Compensation Committee during 2007 is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.

Proposal 1:

ELECTION OF DIRECTORS

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.

General

        Our board of directors currently consists of nine persons, three Class II directors with terms expiring at the 2008 annual meeting of stockholders, three Class III directors with terms expiring at the 2009 annual meeting of stockholders and three Class I directors with terms expiring at the 2010 annual meeting of stockholders. Michael Gallagher, our former Chief Executive Officer resigned in January 2008, and in April 2008, our board elected Kurt J. Van Wagenen to fill the vacancy created by Mr. Gallagher's resignation. There is no family relationship between any director and any other director or executive officer.

        At the meeting, stockholders will vote for the nominees for Class II director listed below. The terms of the Class II directors elected at the meeting will continue until the annual meeting of stockholders in 2011 or until their respective successors have been duly elected and have qualified. Bandel Carano, one of the three current Class II directors, has notified us that he is not standing for re-election at the meeting. The Class II director position being vacated by Mr. Carano will remain vacant until the board identifies an appropriate candidate to fill this vacancy.

Nominees to Serve Three-Year Terms Expiring at the 2011 Annual Meeting (Class II Directors)

  John Muleta, age 43

        Mr. Muleta has served as a member of our board of directors since June 2005 and is a member of our Nominating and Corporate Governance Committee. In December 2005, Mr. Muleta founded M2Z Networks, Inc. and currently serves as Chief Executive Officer and a director of M2Z Networks, Inc. He was a partner and co-chair of the Communications Group at Venable LLP from March 2005 through April 2006. Mr. Muleta served as the chief of the Federal Communications Commission's Wireless Telecommunications Bureau from February 2003 through March 2005. From August 2001 to February 2003, Mr. Muleta was the president and Chief Executive Officer of Source 1 Technologies LLC, a privately held systems integration firm. From January 2001 to August 2001, he was a cofounder of OI Systems Inc., a Washington-based management consulting firm. From January 2000 to January 2001, Mr. Muleta worked for Navisite, Inc. as Executive Vice President for International and Business Development. From January 1998 to January 2000, Mr. Muleta concurrently served as president of PSINet Ventures Inc., president of PSINet's Global Facilities Division and president of PSINet's India, Middle East and Africa Division.

  Darryl Schall, age 47

        Mr. Schall has served as a member of our board of directors and the Chairman of our Audit Committee since the First Avenue/FiberTower merger and was a director of Old FiberTower from 2005 through the date of the First Avenue/FiberTower merger. Mr. Schall has served as an investment professional at Tudor Investment Corporation, an investment firm, since July 2002. Prior to joining Tudor, he worked at Trust Company of the West, most recently as a portfolio manager and director of research for high yield debt and special situation investments. Mr. Schall received a B.A. degree from the University of California, Los Angeles and a M.B.A. degree from the University of Chicago.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Continuing Directors

        The following describes current directors of the company whose terms will continue after the meeting.

Director Serving a Term Expiring at the 2009 Annual Meeting (Class III Directors)

  Randall Hack, age 61

        Mr. Hack has served as a member of our board of directors, the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee since the First Avenue/FiberTower merger and was a director of Old FiberTower from May 2002 through the date of the First Avenue/FiberTower merger. Since January 1995, Mr. Hack has served as a senior managing director of Nassau Capital L.L.C., an investment firm that he founded. From 1990 to January 1995, Mr. Hack served as President of the Princeton University Investment Company. From 1979 to 1988, he served as President and CEO of Matrix Development Company, a commercial and industrial real estate development firm that he founded. Mr. Hack serves as a member of our board of directors on behalf of Crown Castle International Corp., for which he has served as a director since 1997. Mr. Hack also serves as President and Chief Executive Officers of Capstone Capital L.L.C., an investment firm that he founded. He also serves as an Advisory Director for Berkshire Partners. Mr. Hack received an A.B. degree from Princeton University and a M.B.A. degree from Harvard Business School.

  John P. Kelly, age 50

        Mr. Kelly has served as a member of our board of directors and the Chairman of our Compensation Committee since the First Avenue/FiberTower merger and was a director of Old FiberTower from May 2002 through the date of the First Avenue/FiberTower merger. Mr. Kelly was elected as a director of Crown Castle International Corp. ("CCIC") in May 2000 and was appointed President and Chief Executive Officer of CCIC in August 2001. Mr. Kelly joined CCIC in July 1998, and was named President and Chief Operating Officers of Crown Communication, Inc. in December of that year. Prior to his appointment as Chief Executive Officer, he served as President and Chief Operating Officer of CCIC. From January 1990 to July 1998, Mr. Kelly was the President and COO of Atlantic Cellular Company L.P. From December 1995 to July 1998, he was also President and COO of Hawaiian Wireless, Inc., an affiliate of Atlantic Cellular. He currently serves on the board of directors of the Personal Communications Industry Association (PCIA), the wireless infrastructure association.

  Steven Scheiwe, age 47

        Mr. Scheiwe has served as a member of our board of directors and a member of our Audit Committee since the date of the First Avenue/FiberTower merger. Mr. Scheiwe was recommended to us by one of our non-management directors. Mr. Scheiwe has also served as the President of Ontrac Advisors, Inc., which provides analysis and management services to private equity groups, privately and publicly held companies and funds managing distressed corporate debt issues, since May 2001. Mr. Scheiwe also currently serves on the board of directors of Footstar, Inc., a licensed operator of footwear departments in Kmart Corporation stores and in Rite Aid Corporation stores; Zemex Minerals Group, Inc., a supplier of mica and clay products to a broad range of industrial customers; American Restaurant Group, the operator of approximately 80 steakhouses in the western United States; and Friedman's, Inc., an operator of approximately 450 fine jewelry stores. From April 1999 to May 2001, Mr. Scheiwe was the CEO and a member of the board of directors of Teletrac, Inc., a wireless telecommunications service provider located in Vista, California. Mr. Scheiwe also served as General Counsel and Secretary of Teletrac from 1995 to 1999.

Directors Serving a Term Expiring at the 2010 Annual Meeting (Class I Directors)

  John D. Beletic, age 56

        Mr. Beletic has been a member of our board of directors since the First Avenue/FiberTower merger and was a director of Old FiberTower from January 2004 through the date of the First Avenue/FiberTower merger. Since July 2002, Mr. Beletic has served as a venture partner with Oak Investment Partners, a venture capital firm. In addition, Mr. Beletic serves on the board of directors of iPass, Inc., Tessco Technologies, as well as four privately-held companies. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as Chairman and Chief Executive Officer of PageMart and WebLink Wireless, Inc. Prior to 1994, he was a Venture Partner at Morgan Stanley Venture Capital Partners, following a five-year term as President and Chief Executive Officer of Tigon, which was acquired by Ameritech. Mr. Beletic received a B.S.B.A. degree in Finance from Xavier University and a M.B.A. degree from the Harvard Business School.

  Neil Subin, age 43

        Mr. Subin has served as a member of our board of directors since December 2001 and is a member of our Compensation Committee. Since its formation in 1991, Mr. Subin has served as managing director and president of Trendex Capital Management. Trendex is a private investment fund focusing primarily on financially distressed companies.

  Kurt J. Van Wagenen, age 44

        Mr. Van Wagenen was appointed as our President and Chief Executive Officer in April 2008. He previously served as the President and Chief Executive Officer of NEON Communications Group, Inc. and its predecessor Globix Corporation from January 2007 to November 2007 when NEON merged with RCN Corporation. He was a director of the company from February 2007 to November 2007. Mr. Van Wagenen previously served as President and Chief Operating Officer of Globix from January 2006 to January 2007. Mr. Van Wagenen served as the Chief Operating Officer of the Network Services division of Globix from May 2005 until January 2006. From March 2001 through March 2005, Mr. Van Wagenen served as Vice President—Network and Operations of NEON Communications, Inc. which was merged with Globix Corporation in March 2005. From 1986 through 2001, Mr. Van Wagenen was employed by Verizon and its various predecessors in several positions of increasing responsibility. Mr. Van Wagenen holds an M.B.A. from Harvard Business School and a B.S. in Engineering from Rensselear Polytechnic Institute. He is also a Chartered Financial Analyst.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

        The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2008. Our board of directors is recommending Ernst & Young LLP to our stockholders for ratification. Following the First Avenue/FiberTower merger, Ernst & Young LLP was appointed as our independent audit firm. Prior to the First Avenue/FiberTower merger, First Avenue's financial statements were audited by KBA Group LLP and Old FiberTower's financial statements were audited by Ernst & Young LLP. Because Old FiberTower was treated as the acquirer for accounting purposes and Ernst & Young LLP continued to audit our financial statements following the First Avenue/FiberTower merger, Ernst & Young LLP has audited our consolidated financial statements for all periods included in our most recent annual report on Form 10-K.

        Representatives of Ernst & Young will be available telephonically at the meeting and will be available to respond to appropriate questions and make a statement should they so desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

        The following table shows the fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2006 and 2007.

Type of Fees	2006 Fees	2007 Fees

Audit Fees	$3,627,000	$2,669,000

Audit-Related Fees	71,000	7,000

Tax Fees	64,000	—

All Other Fees	—	—

Total	$3,762,000	$2,676,000

        Audit Fees.    For 2006 and 2007, this category includes fees related to the annual audit of our financial statements and Ernst & Young's own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings, including filings related to the First Avenue/FiberTower merger. For 2006, this category includes the audit of management's assessment of our internal control over financial reporting. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual "management letter" on internal control matters. During fiscal 2006, these fees also included services associated with the issuance of our convertible senior secured notes and related transactions.

        Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. The services for the fees disclosed under this category include due diligence in connection with the First Avenue/FiberTower merger and issuance of reports on compliance related to our convertible senior secured notes.

        Tax Fees.    This category consists of tax services generally for tax compliance and tax preparation.

        KBA Group LLP was First Avenue's independent audit firm in 2006 up to the date of the First Avenue/FiberTower merger in August 2006. The following table shows the fees for professional services rendered by KBA Group LLP for the year ended December 31, 2006.

Type of Fees	2006 Fees

Audit Fees	$103,666

Audit-Related Fees	83,190	(1)

Tax Fees	18,500	(2)

All Other Fees	—

Total	$205,356

    (1)
    Services consisted of internal control over financial reporting audit, consultation regarding amortization of FCC licenses, review of merger information statement and consent for Form S-8 filing.

    (2)
    Services consisted of preparation of 2004 income tax returns and preparation and review of 2005 tax accrual.

        The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. This includes the pre-approval of all audit services and all permitted non-audit services. All of the fees shown above were pre-approved pursuant to these procedures.

OTHER MATTERS

        As to procedural matters or any matters other than those described in this proxy statement that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Stock Performance Graph

        The following graph compares total stockholder return on our common stock since August 29, 2006 (date of the First Avenue/FiberTower merger), with the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at the closing price of $7.74 on August 29, 2006, and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. Our closing price on December 31, 2007, the last trading day of our 2007 fiscal year, was $2.28.

Comparison of Cumulative Total Return on Investment

	Period Ended
	8/29/2006	9/29/2006	12/29/2006	3/30/2007	6/29/2007	9/28/2007	12/31/2007
FiberTower Corporation	100.00	122.09	75.97	67.05	55.94	49.61	29.46
Nasdaq Composite Index	100.00	103.96	111.19	111.48	119.84	124.36	122.10
Nasdaq Telecommunications Index	100.00	104.62	118.87	120.10	131.89	146.28	129.77

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2007.

Stockholder Proposals for the 2009 Annual Meeting

        Any stockholder who wants to present a proposal at the 2009 annual meeting of stockholders and to have that proposal included in our proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to our Secretary at our principal executive offices by January 4, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

        You can view our Annual Report on Form 10-K for the year ended December 31, 2007, including exhibits, free of charge, by visiting Investor Relations at www.fibertower.com or sending your request to Investor Relations, 185 Berry Street, Suite 4800, San Francisco, California 94107. We will furnish to interested security holders a copy of any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company's Secretary at our headquarters at 185 Berry Street, Suite 4800, San Francisco, California 94107.

FiberTower Corporation

000004

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 3, 2008.

Vote by Internet

•  Log on to the Internet and go to www.investorvote.com/FTWR

•  Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.  The election of two Class II directors for a term ending at the 2011 annual meeting:

01 - John Muleta

02 - Darryl Schall

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the	☐	☐
corresponding numbered box(es) to the right.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2008.	☐	☐	☐

B   Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.  ☐

C         Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title. If a corporation, please sign in full corporate name, by president or authorized officer. If a partnership, please sign in partnership name, by authorized person.

		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy for the 2008 Annual Meeting of Stockholders— FiberTower Corporation

600 Travis, Suite 4200
Houston, TX 77002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas A. Scott and Ornella Napolitano, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the Annual Meeting of Stockholders of FiberTower Corporation (the “Company”) to be held on June 3, 2008 at 8:30 a.m. Central Daylight time at the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, TX 77002 or any adjournment thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated below on the matters specified on the reverse side, as described in the accompanying notice of annual meeting and proxy statement, receipt of which is acknowledged. All proxies heretofore given by the undersigned in respect of the annual meeting are hereby revoked.

Unless otherwise specified in the boxes on the reverse side hereof, this proxy will be voted FOR the nominees for director and FOR the ratification of the independent auditors and in the discretion of the named proxies as seems in their judgment advisable as to any other matter that may come before the annual meeting or any adjournment thereof.

SEE REVERSE		SEE REVERSE
SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SIDE

QuickLinks

Table of Contents
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
GENERAL INFORMATION
Director Compensation for Fiscal Year 2007
Summary Compensation Table
Grants of Plan-Based Awards for Fiscal Year 2007
Outstanding Equity Awards at Fiscal Year-End 2007
Option Exercises and Stock Vested for Fiscal Year 2007
Proposal 1: ELECTION OF DIRECTORS
Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS